EXHIBIT 10.03




                      ELECTRONIC ARTS INC. AND SUBSIDIARIES

                  DESCRIPTION OF REGISTRANT'S FISCAL YEAR 1999
                              EXECUTIVE BONUS PLAN




Target annual bonuses are set for each executive based upon a percentage of salary. Bonuses are paid in two parts, one of which relates only to the Company's earnings results, and the second part is discretionary and is measured against each individual executive's contributions. Bonuses are paid after the end of the fiscal year. If profits in any period are less than 90% of plan, no bonus based on the Company's performance is paid for that period. If profits exceed plan by up to 20% during a period, the bonus rate is doubled for the incremental profits above plan. If profits exceed plan by more than 20%, the bonus rate is tripled for profits in excess of 120% of plan.